Exhibit 10.1

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is made as of the 18th day of May, 2016 by and between BDP REALTY ASSOCIATES, LLC with an address at 188 Fairway Road, Long Beach, New York 11561 (hereinafter referred to as the "Landlord") and PLANET PAYMENT, INC. with an address at 670 Long Beach Blvd., Long Beach, New York 11561 (hereinafter referred to as the "Tenant").

WHEREAS:

The parties entered into an Agreement of Lease dated as of August 15, 2005 (the “Lease”) under which Landlord leased to Tenant all that building and adjacent land known as and located at 670 Long Beach Blvd., Long Beach, New York 11561 (such building hereinafter referred to as the “Building”) and comprising Section 59, Block 119, Lots 11-14, 35 and 37 (collectively referred to herein as the “Lot”) in the City of Long Beach, County of Nassau (collectively the "Original Premises"); and

WHEREAS, by its terms the Lease is to expire on 31st December 2016, but the parties wish to extend the term of the Lease for one year and to modify the terms of the Lease as specifically set forth in this Amendment.

NOW IN CONSIDERATION, of the parties’ mutual covenants and obligations hereunder, the parties hereby agree to amend the Lease as follows:

1.Definitions.All of the foregoing recitals are true and correct.  All capitalized terms not otherwise modified or defined herein shall have the respective same meanings ascribed to them in the Lease.  The term “Lease” is hereby amended to mean and refer to the Lease as amended by this Amendment.

2.Premises and Common Areas.

(a)Effective as of October 1, 2016, the Premises, as such term is used in the Lease, as amended hereby, shall consist only of the second floor of the Building (excluding the Common Areas, as hereinafter defined) (the “Second Floor”) and the right for its employees and invitees to park in the existing marked parking area (the “Parking Area“) and access to the garbage storage area being part of the Lot referenced above.

(b)On or before September 30, 2016, Tenant shall vacate and surrender possession of the ground floor of the Building in its “as is” condition, vacant and free of occupants (the “Ground Floor”) to Landlord and shall remove its contents and personal possessions therefrom, except that Tenant shall leave certain furniture in offices, kitchen, conference rooms and empty lateral file cabinets and cubical units to the extent it has been agreed between the parties, provided, that it is the parties’ understanding that Tenant shall be entitled to take any and all of such furniture and contents as may be necessary or desirable (in Tenant’s sole discretion) for the Second Floor and leave the remainder for Landlord’s use during the Term.  Landlord and Tenant shall not have further rights to request removal of any such property after September 30, 2016 until the end of the Lease, as amended hereby.  All of Tenant’s property on the Ground Floor may be used without charge by Landlord until the end of the Term; Tenant shall retain all ownership rights thereof.

(c)The parties agree to co-operate with each other to address the transitional matters set forth in Schedule 1, which is attached hereto (the “Transitional Schedule”) and each party shall use all commercially reasonable efforts to comply in a timely manner with their respective obligations as set forth in the Transitional Schedule, in order to achieve a smooth handover on or before September 30, 2016.  The date Tenant actually vacates and surrenders the Ground Floor to Landlord in accordance with the terms of this Section 3 is referred to as the “Surrender Date.”  Tenant’s lease of the Ground Floor only shall terminate and be of no further force and effect as of the Surrender Date, and from and after the Surrender Date, Landlord and Tenant shall be released of their respective obligations under the Lease, as amended hereby, in connection with the Ground Floor only.  Notwithstanding the foregoing, Tenant will continue to be responsible for all Rent and Additional Rent and service charges for the entire Building including the Ground Floor until December 31, 2016.  Notwithstanding anything herein to the contrary, Tenant shall not be obligated to restore the Ground Floor as part of its surrender obligations under the Lease, as amended hereby.  From and after the Surrender Date, the “Premises” under the Lease and references to the Premises in the Lease shall be deemed to only include the Second Floor.

(d)The following shall be designated as Common Areas of the Building and the Premises, as amended herein:

(i)The entrances to the Building;

(ii)The reception area at the front of the Building; and

(iii)The stairwells at the front and rear of the Building.

(e)Landlord hereby grants to Tenant the right to pass and repass over the Common Areas for itself, its employees, agents and invitees for the purpose of access to the Premises, as amended herein, including making deliveries to the Premises, as amended herein.

(f)The Landlord reserves to itself for itself, its tenants and their respective employees, agents, and invitees the right to pass and repass over the Common Areas comprised within the Premises, as amended herein, including for the avoidance of doubt the Parking Area for the purpose of access to the Building, including making deliveries to the Building and to the garbage storage area, provided, that any parking space is only temporarily blocked and that any vehicle so blocking will promptly be moved upon request.  Such right shall include the right of ingress and egress for vehicles to enter and exit the parking lot temporarily in order to drop off or collect such persons, or make deliveries to the Building, collect garbage or perform necessary repairs, maintenance or other work to the Building on behalf of the Landlord or its tenants.

3.Term.The Term shall be extended for a period of one (1) year (the “Extended Term”), commencing on January 1, 2017 and ending on December 31, 2017, unless sooner terminated in accordance with the terms and conditions of the Lease.  Tenant shall have no further right or option to renew the Lease, unless otherwise agreed to by the parties, and Section 2.2 of the Lease is hereby deleted and of no further force or effect.  The Extended Term shall be upon all of the terms and conditions of the Lease as amended by this Amendment.  From and after the Effective Date, the phrase or phrase “Lease Term” or “Term” or “term of this Lease” or the “initial term” or “original term” as used in the Lease shall be deemed to refer to the initial Lease Term as herein extended for the Extended Term.

4.Rent and Additional Rent.Sections 3.1, 3.2 and 3.3 of the Lease are hereby deleted in their entirety and shall be replaced with the following sections:

“3.1  The Tenant hereby covenants and agrees to pay the Landlord, in lawful money of the United States, without offset or deduction (subject as mentioned below) and without prior demand,

3.1.1For the period from May 1, 2016 through December 31, 2016, rent (the "Rent") shall be payable in the current amount of Three Hundred Sixteen Thousand Five Hundred Sixty One ($316,561.00) Dollars for the aforementioned period payable in advance in equal monthly installments of Thirty Nine Thousand Five Hundred Seventy ($39,570.00) Dollars on the first day of each and every month during the Term, less the rent credit per month of Two Thousand One Hundred and Sixty Seven  ($2,167.00) together with all such additional payments and charges as may be due hereunder ("Additional Rent"), at the office of the Landlord or such other place as Landlord shall designate.  For the sake of clarity, it is intended that there shall be no changes to the current Rent and Additional Rent or other economics that the parties have previously agreed to (including sharing the excess flood coverage and payment of the existing actual monthly taxes plus any taxes previously owed and unpaid by Tenant to Landlord) and Tenant’s payment of all services and charges for entire Building until January 1, 2017.

3.1.2For the period from January 1, 2017 through December 31, 2017, Rent shall be an amount equal to Two Hundred Twenty Eight Thousand ($228,000.00) Dollars for the aforementioned period payable in advance in equal monthly installments of Nineteen Thousand ($19,000.00) Dollars on the first day of each and every month during the Term, together with all Additional Rent, at the office of the Landlord or such other place as Landlord shall designate.  The parties expressly agree and acknowledge that from and after January 1, 2017, Additional Rent shall only consist of the reimbursement of electric and gas as set forth in Paragraph 3.2.2 below and no additional costs, charges or expenses whatsoever shall be payable by Tenant to Landlord, other than amounts due as a result of Tenant’s default hereunder.

3.2Services.

3.2.1It is expressly understood and agreed between the parties that effective as of January 1, 2017, Landlord shall transfer all utilities into the name of Landlord, including, without limitation, electricity, gas, water, sewage, heat and air conditioning, or any other services, all of which are subject to Paragraphs 3.2.2 and 3.2.3 below.  It shall be the sole responsibility of Landlord to arrange and pay for to the extent it requires same or if such charges are levied or incurred with respect to the Building.  Landlord shall not be liable for any failure, interruption or suspension of any such service, except to the extent that the same is caused by the gross negligence or willful act of Landlord, its members, employees or agents; provided, that in the event of any such failure that lasts more than twenty-four (24) hours, Tenant shall be entitled to a proportional rent abatement in respect thereof for so long as such failure continues.

3.2.2Notwithstanding the foregoing provision, effective on and from January 1, 2017, Tenant shall reimburse Landlord in an amount equal to 60% of the actual cost of electricity and gas.  The parties will work together to minimize the utility costs and in particular the actual costs associated with the data center, and provided that Landlord may at Landlord’s option choose to install an electricity sub-meter to measure actual usage, which Tenant agrees to pay directly to the utility company.  Landlord shall on a monthly basis deliver to Tenant an invoice for such cost, which shall include copies of all of the relevant invoices received from the electric/gas supplier.

3.2.3Each party shall be responsible for cleaning those parts of the Building which it respectively occupies, provided that Landlord shall be solely responsible for cleaning the Common Areas.  Landlord shall be responsible for all landscaping and gardening on the Premises and Tenant shall be responsible for all snow removal.

3.3In addition to Rent, Tenant shall:

3.3.1pay all real estate and school district taxes levied with respect to the Premises and the Building (collectively “Taxes”) for the period ending on December 31, 2016 and Landlord shall deliver to Tenant a copy of each Tax assessment received, promptly upon receipt of same. At Landlord’s option, payment of Taxes shall be made to Landlord monthly together with and in the manner herein provided for the payment of Rent, based on an estimate of the annual taxes due for the relevant fiscal year, with an appropriate adjustment (and consequent credit or additional payment as the case may be), once the amount of taxes for the relevant period has been determined.  In the event that Landlord requires Tenant to pay the Taxes direct to the relevant taxing authority, then Tenant shall from time to time be required to deliver to Landlord upon demand receipts for payment of Taxes and Tenant shall indemnify and hold Landlord harmless from and against all interest and penalties which may arise as a result of late payment of any Taxes.  Landlord shall at the request and cost of Tenant assist Tenant and participate in any certiorari proceedings, which Tenant may desire to commence in order to reduce the amount of Taxes payable.  Any refund of Taxes received by Landlord at any time relating to any period during the Term which were paid by Tenant shall be immediately repaid to Tenant or credited to Tenant's real estate taxes account.  Tenant shall not be responsible for any Taxes for any period after December 31, 2016.

3.3.2insure the Premises and the Building against all risks usually insured against for premises similar to the Premises and the Building and including third party liability, with an insurer of good standing in the State of New York for the period through December 31, 2016.   Thereafter, and effective on January 1, 2017 and through the end of the Term, Landlord shall insure the Premises and the Building against all risks usually insured against for premises similar to the Premises and the Building and including third party liability, with an insurer of good standing in the State of New York. The amounts of such insurances shall be for such amounts as are customary and reasonable for similarly-situated commercial buildings.  Tenant shall secure that Landlord and any lending institution(s) designated by Landlord are included as an additional named insureds and loss payees under all such policies of insurance up through December 31, 2016.  Tenant shall deliver to Landlord not less that once in each year during the Term a Certificate of Insurance confirming that such insurance is in full force and effect and that Landlord’s and its lending institution(s) interests are duly noted.  Nothing herein shall affect Tenant’s obligations to insure its own property pursuant to Section 15.6 of the Lease against all risks including flood and to continue to maintain liability insurance for all periods of time that the Tenant is in possession of the Premises.”

5.Signage.  In addition to its rights under Section 5 of the Lease, Tenant shall be entitled to maintain its existing signage on and about the Premises and the Building.  Nothing herein shall in any way prevent or restrict the Landlord’s right to place its own signage on the outside of the Building or on the Ground Floor and entrance doors, in a size and manner no more prominently than Tenant’s existing signage; provided that Landlord’s signage does not interfere with or block Tenant’s signage.

6.Assignment & Subletting.  Section 6.1 of the Lease shall remain in full force and effect.

7.Condition of Second Floor.  Tenant acknowledges that it is in possession of the Second Floor and Landlord has no obligation to undertake any work to or on the Second Floor, except as set forth in the Transition Schedule.

8.Repairs.  Landlord acknowledges that from and after January 1, 2017, it is responsible for repairs to the Ground Floor and the Common Areas, the exterior of the Building, the elevator (subject to Tenant maintaining the current elevator service agreement with Noble Elevator or a suitable alternative agreement with another servicer), and any Building systems, including without limitation, lawn maintenance, roof repair, or HVAC repair or replacement.  Section 8 of the Lease shall be read and interpreted accordingly; in the event of any conflict between Section 8 of the Lease and this Paragraph 8 of this Amendment, this Paragraph 8 shall govern in each and every respect.  Tenant represents that to the best of Tenant’s knowledge, it is not currently aware of any problems with the Building systems, including heating and air conditioning.

9.Security.  Landlord acknowledges that it has received the sum of $65,000 from Tenant (which at the time was applied to the construction of the Building with Tenant’s approval) and agrees to repay $32,500 thereof to Tenant no later than December 31, 2016, with such remaining $32,500 to be returned to Tenant at the end of the Term, without interest, subject to Landlord’s rights to apply or retain any part of such sum, in accordance with the provisions of Section 19 of the Lease.

10.Provisions Applicable Upon Termination of the Lease.  At the end of the Extended Term or earlier termination of the Lease, Tenant shall surrender the Second Floor to Landlord in broom clean condition and good order, reasonable wear and tear excepted. Tenant shall remove all Tenant’s possessions and personal property from the Second Floor and Ground Floor and if any such property is left in the Second Floor and Ground Floor thereafter (except pursuant to an arrangement with Landlord), it shall be treated as abandoned property which Landlord may keep, dispose of or sell as it thinks fit.  Any expenses so incurred by Landlord shall be payable by Tenant.  The parties agree to co-operate with each other to address the matters set forth in Schedule 2, which is attached hereto (the “Termination Schedule”) and each party shall use all commercially reasonable efforts to comply in a timely manner with their respective obligations as set forth in the Termination Schedule.  The provisions of this Section and the Termination Schedule shall survive termination of the Lease.

11.Use of Ground Floor Facilities.

(a)Commencing October 1, 2016, Tenant shall have the right to use an office or conference room as Landlord or its tenants may provide to its tenants on the Ground Floor, upon the same terms and in the same manner as such other invitees of Landlord and its tenants of the Building on a non-exclusive basis, subject to availability and at Landlord’s or its tenants prevailing price list, provided, that in any instance in which Tenant provides not less than two (2) business days advance notice of Tenant’s intent to use any such office or conference room (email to Landlord to suffice unless Landlord provides access to a reservation system), Tenant shall have priority with respect thereto; further provided, that Tenant shall have a credit for up to 15 days in the aggregate each calendar month during the term of the Lease and shall only pay for such use in excess of that amount. Up to 5 days not used in a given month shall carry over to the following month, but not beyond such following month.  Notwithstanding the foregoing, from and after January 1, 2017, in the event that the Ground Floor becomes otherwise fully occupied by a single tenant in a non-work share environment, then Landlord shall arrange for a comparable space for Tenant consistent with the provisions of this paragraph at Bridgeworks at 780 Long Beach Boulevard, Long Beach, NY 11561, it being expressly agreed by the parties that prior to January 1, 2017, Tenant’s rights as set forth in this paragraph shall be fulfilled solely on the Ground Floor.

(b)The parties shall equitably share the use of the reception desk and entrance area.

12.Entire Agreement; Effect of Amendment; Waiver of Claims.

(a)This Amendment contains the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations, statements, and understandings whether oral or written between the parties relating to the amendment of the Lease, which shall henceforth be of no further force or effect.

(b)Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, as further modified by this Amendment.  Tenant acknowledges that the Lease as amended by this Amendment is subject and subordinate to the lien of Landlord’s current mortgage lender Bethpage Federal Credit Union and to any replacement or additional mortgages that Landlord may enter into, and agrees to execute a subordination agreement to any such mortgagee in form and content reasonably required by Landlord from time to time, for the sole purpose of making payment to any such lender in the event of a default by Landlord.

(c)Tenant acknowledges that no circumstances exist which do, or would with the passage of time constitute a default under the Lease and that no offsets, counterclaims or defenses to the enforcement of the Lease by Landlord exist and waives and releases Landlord, and its employees, agents and members from any claims, costs, actions or damages which may have arisen prior to the date hereof, whether or not known or asserted, in any way relating to the Lease or arising out of or relating to Tenant’s occupancy use or renovation of the Original Premises.

(d)Landlord waives and releases Tenant, its employees, agents and board members from any claims, costs, actions or damages which may have arisen prior to the date hereof, whether or not known or asserted, in any way relating to the Lease or arising out of or relating to Tenant’s occupancy, use or renovation of the Original Premises, except for any unpaid Rent or Additional Rent due.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Amendment as of the day and date first above written.

BDP REALTY ASSOCIATES, LLC		PLANET PAYMENT, INC.

BY:	/S/ PHILIP D. BECK	BY:	/S/ DAVID R. FISHKIN
Name:	Philip D. Beck	Name:	David R. Fishkin
Title:	Member	Title:	Vice President, Corporate Counsel and Secretary

SCHEDULE 1

TRANSITIONAL SCHEDULE

1.Removal of all Cubes on the Ground Floor except for those designated by Landlord to remain.

2.Entrance Security System and camera system use to be worked out.  Landlord will take over security locks on exterior and interior downstairs doors.

3.Dumpster in parking lot will be used by both Landlord and Tenant for disposal related to 670 Long Beach Road only.

4.From and after the date hereof, reasonable access afforded to Landlord to downstairs area on 24 hours’ notice to plan for retaking of possession and necessary improvements if any.

SCHEDULE 2

TERMINATION SCHEDULE

1.Parties will work together to take over camera and security systems and ensure non interruption of data systems and wiring;

2.Landlord shall repair any damage to Premises caused by move out in accordance with terms of the Lease and surrender obligations; and

3.Negotiate in good faith on furniture that Tenant is willing to leave if Landlord wants to purchase same.